CONSENT OF PATKE & ASSOCIATES, LTD.

We hereby consent to the reference in this registration statement of (i) our report dated February 24, 2011 on the financial statements of Bromwell Financial Fund, Limited Partnership as of December 31, 2010 and 2009, and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2010; and, (ii) our report dated August 10, 2011 on the financial statements of Bromwell Financial Fund, Limited Partnership as of June 30, 2011 and the related statements of operations, changes in net assets and cash flows for the six months ended June 30, 2011 and 2010 (iii) our report dated March 16, 2011 on the financial statements of Belmont Capital Management, Inc. as of December 31, 2010 and 2009, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 2010.

Patke & Associates, Ltd.

/s/ Patke & Associates, Ltd.

Date:  October 12, 2011
Lincolnshire, Illinois

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